Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENTAGREEMENT

(Kenneth Esterow, President and Chief Executive Officer, Gullivers Travel Associates)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated August 3, 2009 by and between Travelport Limited (formerly TDS Investor (Bermuda) Ltd.) (the “Company”) and Kenneth Esterow (the “Executive”).

WHEREAS, the Company and Executive previously entered into an Employment Agreement dated September 26, 2006 (the “Prior Agreement”);

WHEREAS, the Company and Executive wish to amend and restate the Prior Agreement as set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the sufficiency of which is acknowledged, the parties agree as follows:

1. Term of Employment.  Subject to the provisions of Section 7 of this  Agreement, Executive shall continue to be employed by the Company for a period commencing on September 26, 2009 and ending on September 26, 2010 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with September 26, 2010 and on each September 26 thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 120 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.

2. Position.

(a) During the Employment Term, Executive shall serve as the Company’s President and Chief Executive Officer, Gullivers Travel Associates (“GTA”).  In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the “Board”) and the Chief Executive Officer of the Company.  If requested, Executive shall also serve as a member of the Board without additional compensation.

(b) During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8.

3. Base Salary.  During the Employment Term, the Company shall pay Executive a base salary at the annual rate of no less than $500,000 payable in regular installments in accordance with the Company’s usual payment practices.  Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board.  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Annual Bonus.  With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) of up to one hundred percent (100%) of Executive’s Base Salary (the “Target”) based upon the achievement of an annual EBITDA target established by the Board within the first three months of each fiscal year during the Employment Term.  The Annual Bonus, if any, shall be paid to Executive within two and one-half (2.5) months after the end of the applicable fiscal year.

5. Employee Benefits; Relocation.  During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus and incentive plans) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.  In the event that Executive relocates his primary business office outside the United States, the Company shall provide Executive with a market-based expatriate package comparable to executives at the division CEO level pursuant to Company policy, and which, subject to such Company policy, shall include but not be limited to relocation costs, disposition of current residence, housing allowance, cost of living adjustment, tax equalization and repatriation assistance, as applicable; provided, however, that nothing in this Section 5 shall impact Executive’s right to assert a Constructive Termination pursuant to Section 7(c)(ii) of this Agreement.

6. Business Expenses.  During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

7. Termination.  The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 30 days advance written notice of any resignation of Executive’s employment.  Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

(a) By the Company For Cause or By Executive Other Than as a Result of a Constructive Termination.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation other than as a result of a Constructive Termination (as defined in Section 7(c)); provided that Executive will be required to give the Company at least 30 days advance written notice of a resignation other than as a result of a Constructive Termination.

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(ii) For purposes of this Agreement, “Cause” shall mean (A) Executive’s failure substantially to perform Executive’s duties to the Company (other than as a result of total or partial incapacity due to Disability) for a period of 10 days following receipt of written notice from the Company to the Executive of such failure; provided that it is understood that this clause (A) shall not apply if a Company terminates Executive’s employment because of dissatisfaction with actions taken by Executive in the good faith performance of Executive’s duties to the Company, (B) theft or embezzlement of property of the Company or dishonesty in the performance of Executive’s duties to the Company, other than de minimis conduct that would not typically result in sanction by an employer of an executive in similar circumstances, (C) conviction which is not subject to routine appeals of right or a plea of “no contest” for (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude for which the potential penalty includes imprisonment of at least one year, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties or any act or omission which is materially injurious to the financial condition or business reputation of the Company or its affiliates, or (E) Executive’s breach of the provisions of Sections 8 or 9 of this Agreement (excluding a breach of Section 9(a) by a statement made by Executive in good faith in Executive’s employment capacity).

(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns other than as a result of a Constructive Termination, Executive shall be entitled to receive:

(A)          the Base Salary through the date of termination;

(B)           any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(C)           reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment; and

(D)          such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive other than as a result of a Constructive Termination, except as set forth in this Section 7(a)(iii),  Executive shall have no further rights to any compensation or any other benefits under this Agreement.

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(b) Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of nine (9) consecutive months or for an aggregate of twelve (12) months in any eighteen (18) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”).  Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company.  If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement and any other agreement between any Company and Executive that incorporates the definition of “Disability”.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A)          the Accrued Rights;

(B)           a pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable to Executive pursuant to Section 4 had Executive’s employment not terminated; and

(C)           vesting of any equity-based awards then held by Executive with respect to the Company or its affiliates as, and to the extent, described in the definitive documentation related to such awards.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) By the Company Without Cause or Resignation by Executive as a result of Constructive Termination.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s as a result of a Constructive Termination.

(ii) For purposes of this Agreement, a “Constructive Termination” shall be deemed to have occurred upon (A) any material reduction in Executive’s Base Salary or Annual Bonus (excluding any change in value of equity incentives or a reduction affecting substantially all similarly situated executives), (B) failure of the Company or its affiliates to pay compensation or benefits when due, in each case which is not cured within 30 days following the Company’s receipt of written notice from Executive describing the event constituting a Constructive Termination, (C) a material and sustained diminution to Executive’s duties and responsibilities

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as of the date of this Agreement, (D) the primary business office for Executive being relocated by more than 50 miles from Parsippany, New Jersey, or New York, New York, or to the United Kingdom, (E) while Executive holds the position specified in Section 2(a) and the global headquarters of GTA is located in the United Kingdom, the Company’s refusal to relocate Executive to the United Kingdom after his written request to do so, or (F) the Company’s election not to renew the initial Employment Term or any subsequent extension thereof (except as a result of Executive’s reaching retirement age, as determined by Company policy); provided that any of the events described in clauses (A)-(F) of this Section 7(c)(ii) shall constitute a Constructive Termination only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes a Constructive Termination; provided, further, that a “Constructive Termination” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns as a result of a Constructive Termination, Executive shall be entitled to receive:

(A)          the Accrued Rights;

(B)           a pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable to Executive pursuant to Section 4 had Executive’s employment not terminated;

(C)           subject to Executive’s execution, delivery, and non-revocation of a separation agreement and general release substantially in the form attached hereto as Exhibit A (“the General Release”) within forty-five (45) days following termination of employment, and further subject to continued compliance with the provisions of Sections 8 and 9, (x) payment of two (2) times the sum of both the Base Salary and Annual Bonus at Target (the “Severance Pay”) and (y) the executive benefits provided for in the General Release for a period equal to twenty-four (24) months  (or a lump sum equivalent of such benefits).  The Severance Pay shall be paid as follows: (1) one third (33.3%) of the Severance Pay in a lump sum as soon as practicable following the effective date of the General Release, but no later than thirty (30) days after the execution of the General Release; (2) one third (33.3%) of the Severance Pay in a lump sum in the pay period occurring closest to the one hundred eightieth (180th) day (“Second  Severance Payment Date”), whether occurring before or after the Second  Severance Payment Date, following the termination of Executive’s employment; and (3) the final one third (33.3%) of the Severance Pay in a lump sum in the  pay period occurring closest to the three hundred sixty-fifth (365th) day (“Third  Severance Payment Date”), whether occurring before or after the Third  Severance Payment Date, following the termination of Executive’s employment; provided that the aggregate amount described in this clause (C) shall be reduced

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by the present value of any other cash severance benefits payable to Executive under any other severance plans, programs or arrangements of the Company or its affiliates (which, for the avoidance of doubt, shall exclude any cash payments related to equity in the Company or its affiliates); and

(D)          vesting of any equity-based awards then held by Executive with respect to the Company or its affiliates as, and to the extent, described in the definitive documentation related to such awards.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation as a result of a Constructive Termination, except as set forth in this Section 7(c) (iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Expiration of Employment Term.

(i) Election Not to Extend the Employment Term.  In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 7 and except as set forth in paragraph (c)(ii) of this Section 7, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights.  Following such termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, except as set forth in this Section 7(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) Continued Employment Beyond the Expiration of the Employment Term.  Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 8, 9 and 10 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

(e) Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 (i) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(f) Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

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8. Non-Competition.

(a) From the date hereof while employed by the Company and for a two-year period following the date Executive ceases to be employed by the Company (the “Restricted Period”), irrespective of the cause, manner or time of any termination, Executive shall not use his status with the Company or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company or any of its affiliates.

(b) During the Restricted Period, Executive shall not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any Competitors of the Company or any of its affiliates or in any way injuring the interests of the Company or any of its affiliates and the Company and its affiliates shall not make or authorize any person to make any statement that would in any way injure the personal or business reputation or interests of Executive; provided however, that, subject to Section 9, nothing herein shall preclude the Company and its affiliates or Executive from giving truthful testimony under oath in response to a subpoena or other lawful process or truthful answers in response to questions from a government investigation; provided, further, however, that nothing herein shall prohibit the Company and its affiliates from disclosing the fact of any termination of Executive’s employment or the circumstances for such a termination.  For purposes of this Section 8(b), the term “Competitor” means any enterprise or business that is engaged in, or has plans to engage in, at any time during the Restricted Period, any activity that competes with the businesses conducted during or at the termination of Executive’s employment, or then proposed to be conducted, by the Company and its affiliates in a manner that is or would be material in relation to the businesses of the Company or the prospects for the businesses of the Company (in each case, within 100 miles of any geographical area where the Company or its affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services).  During the Restricted Period, Executive, without prior express written approval by the Board, shall not (A) engage in, or directly or indirectly (whether for compensation or otherwise) manage, operate, or control, or join or participate in the management, operation or control of a Competitor, in any capacity (whether as an employee, officer, director, partner, consultant, agent, advisor, or otherwise) or (B) develop, expand or promote, or assist in the development, expansion or promotion of, any division of an enterprise or the business intended to become a Competitor at any time after the end of the Restricted Period or (C) own or hold a Proprietary Interest in, or directly furnish any capital to, any Competitor of the Company.  Executive acknowledges that the Company’s and its affiliates businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence shall operate throughout the United States and the world (subject to the definition of “Competitor”).

(c) During the Restricted Period, Executive, without express prior written approval from the Board, shall not solicit any members or the then current clients of the Company or any of its affiliates for any existing business of the Company or any of its affiliates or discuss with any employee of the Company or any of its affiliates information or operations of any business intended to compete with the Company or any of its affiliates.

(d) During the Restricted Period, Executive shall not interfere with the employees or affairs of the Company or any of its affiliates or solicit or induce any person who is an

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employee of the Company or any of its affiliates to terminate any relationship such person may have with the Company or any of its affiliates, nor shall Executive during such period directly or indirectly engage, employ or compensate, or cause or permit any person with which Executive may be affiliated, to engage, employ or compensate, any employee of the Company or any of its affiliates.

(e) For the purposes of this Agreement, “Proprietary Interest” means any legal, equitable or other ownership, whether through stock holding or otherwise, of an interest in a business, firm or entity; provided, that ownership of less than 5% of any class of equity interest in a publicly held company shall not be deemed a Proprietary Interest.

(f) The period of time during which the provisions of this Section 8 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(g) Executive agrees that the restrictions contained in this Section 8 are an essential element of the compensation Executive is granted hereunder and but for Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement.

(h) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or

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affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or its affiliates); provided that Executive may disclose to any prospective future employer the provisions of Sections 8 and 9 of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(b) Intellectual Property.

(i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

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(ii) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works.  The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iv) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works.  If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant.  Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest.  Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(vi) The provisions of Section 8 and 9 shall survive the termination of Executive’s employment for any reason.

10. Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 8 or 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any

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benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11. Miscellaneous.

(a) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

(b) Entire Agreement/Amendments.  Except as expressly set forth in this Agreement or in any definitive documentation regarding Executive’s equity granted or purchased pursuant to the TDS Investor (Cayman) L.P. 2006 Interest Plan, as amended and/or restated from time to time (“the Equity Plan”) (including without limitation the Management Equity Award Agreements), this Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment.  This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f) Set Off; No Mitigation.  The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.  Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, taking into account the provisions of Section 9 of this Agreement.

(g) Compliance with IRC Section 409A.  Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of

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1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.  The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 11(g); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.

(h) Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(i) Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company, addressed to:

Travelport Limited
405 Lexington Avenue, 57th Floor
New York, NY  10074
Attention:  Eric Bock, General Counsel
Fax:  (212) 915-9169

If to Executive, to the address set forth on the signature page of this Agreement or at the current address listed in the Company’s records.

(j) Executive Representation.  Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

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(k) Prior Agreements.  Upon the commencement of the Employment Term, this Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates including, without limitation, the Employment Agreement between the Company and Executive dated September 26, 2006 (collectively, the “Prior Agreements”).  The Prior Agreements are hereby terminated upon the commencement of the Employment Term covered by this Agreement.

(l) Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.  The Company will reimburse Executive for any and all reasonable expenses reasonably incurred in connection with Executive’s compliance with this Section 11(l).   This provision shall survive any termination of this Agreement.

(m) Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(n) Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(o) Arbitration.  Except as otherwise provided in Section 10 of this Agreement, any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this section, may at the election of any party, be solely and finally settled by arbitration conducted in New York, New York, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization and with the Expedited Procedures thereof (collectively, the “Rules”).  Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be experienced in deciding cases concerning the matter which is the subject of the dispute.  Any of the parties may demand arbitration by written notice to the other and to the Arbitrator set forth in this Section 11(o) (“Demand for Arbitration”).  Each of the parties agrees that if possible, the award shall be made in writing no more than 30 days following the end of the proceeding.  Any award rendered by the arbitrator(s) shall be final and binding and judgment may be entered on it in any court of competent jurisdiction.  Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person.  The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.  In the event of any arbitration with regard to this Agreement, each party shall pay its own legal fees and expenses, provided, however, that the parties agree to share the cost of the Arbitrator’s fees.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TRAVELPORT LIMITED

/s/ Jo-Anne Kruse
By: Jo-Anne Kruse
Title: Executive Vice President, Human Resources

EXECUTIVE

/s/ Kenneth Esterow
Kenneth Esterow

14

Exhibit A – Form of General Release

AGREEMENT AND GENERAL RELEASE

Travelport Limited (“Travelport”) and Travelport Operations, Inc. (collectively, the “Company”) and [NAME OF EXECUTIVE] (hereinafter collectively with his heirs, executors, administrators, successors and assigns, “EXECUTIVE”), mutually desire to enter into this Agreement and General Release (“Agreement” or “Agreement and General Release”) and agree that:

The terms of this Agreement are the products of mutual negotiation and compromise between EXECUTIVE and the Company; and

The meaning, effect and terms of this Agreement have been fully explained to EXECUTIVE; and

EXECUTIVE is hereby advised, in writing, by the Company that he should consult with an attorney prior to executing this Agreement; and

EXECUTIVE is being afforded twenty-one (21) days from the date of this Agreement to consider the meaning and effect of this Agreement; and

EXECUTIVE understands that he may revoke the general release contained in paragraph 4 of this Agreement (“the General Release”) for a period of seven (7) calendar days following the day he executes this Agreement and the General Release shall not become effective or enforceable until the revocation period has expired, and no revocation has occurred.  Any revocation within this period must be submitted, in writing, to [NAME OF CONTACT] in the Company’s [NAME] Department and state, “I hereby revoke my acceptance of the General Release.”  Said revocation must be personally delivered to [NAME OF CONTACT] in the Company’s [NAME] Department, or mailed to [NAME OF CONTACT] in the Company’s [NAME] Department and postmarked within seven (7) calendar days of execution of this Agreement.  In the event of a revocation of the General Release, the remainder of this Agreement shall remain in full force and effect; and

EXECUTIVE has carefully considered other alternatives to executing this Agreement and General Release.

THEREFORE, EXECUTIVE and the Company, for the full and sufficient consideration set forth below, agree as follows:

1.             EXECUTIVE’s employment shall be terminated effective on the Last Day of Employment.  Following his Last Day of Employment, other than as set forth below or in the attached Personal Statement of Termination Benefits (which are provided pursuant to the Amended and Restated Employment Agreement between Travelport Limited and EXECUTIVE (the “Employment Agreement”) pursuant to the terms set forth therein), EXECUTIVE shall not be eligible for any other payments from the Company.

2.             In full satisfaction of the Company’s obligations under Section 7(c)(iii) of the Employment Agreement, the Company agrees to provide EXECUTIVE with the benefits set forth in the attached Personal Statement of Termination Benefits under the captions “Accrued Rights”, “Pro Rata Portion of [YEAR] BONUS”, “Severance Pay” and “Severance Benefits”.  The Severance Pay and Severance Benefits are subject to EXECUTIVE’s continued compliance with the provisions of Section 8 and 9 of the Employment Agreement.   EXECUTIVE understands and agrees that he would not receive the Severance Pay and Severance Benefits, except for his execution of this Agreement and the fulfillment of the promises contained herein, and that such consideration is greater than any amount to which he would otherwise be entitled as an employee of the Company.

3.             The Company will also provide EXECUTIVE with a neutral reference to any entity other than the Released Parties.  Upon inquiry to the Human Resources department, prospective employers (other than the Released Parties) will be advised only as to the dates of EXECUTIVE’s employment and his most recent job title.  Last salary will be provided if EXECUTIVE has provided a written release for the same.

4.             Except as otherwise expressly provided by this Agreement or the right to enforce the terms of this Agreement, EXECUTIVE, of his own free will knowingly and voluntarily releases and forever discharges the Company, their current and former parents, and their shareholders, affiliates (including without limitation Orbitz Worldwide, Inc. and its subsidiaries), subsidiaries, divisions, predecessors, successors and assigns and the employees, officers, directors, advisors and agents thereof (collectively referred to throughout this Agreement as the “Released Parties”, or a “Released Party”) from any and all actions or causes of action, suits, claims, charges, complaints, promises demands and contracts (whether oral or written, express or implied from any source), or any nature whatsoever, known or unknown, suspected or unsuspected, which against the Released Parties EXECUTIVE or EXECUTIVE’s heirs, executors, administrators, successors or assigns ever had, now have or hereafter can shall or may have by reason of any matter, cause or thing whatsoever arising any time prior to the time EXECUTIVE executes this Agreement, including, but not limited to:

a.               any and all matters arising out of EXECUTIVE’s employment by the Company or any of the Released Parties and the termination of that employment, and that includes but is not limited to any claims for salary, allegedly unpaid wages, bonuses, commissions, retention pay, severance pay, vacation pay, or any alleged violation of the National Labor Relations Act, any claims for discrimination of any kind under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, any claims under the Employee Retirement Income Security Act of 1974 (except for benefits that are or become vested on or prior to the Last Day of Employment, which are not affected by this Agreement, including without limitation any benefits under the 401(k) Plan and the Deferred Compensation Plan, as each of such terms is defined in the attached Personal Statement of Termination Benefits, which the Company acknowledges are fully vested and which shall be paid in accordance with their respective terms and EXECUTIVE’s applicable payment elections), the Americans With Disabilities Act of 1990, the Fair Labor Standards Act (to the extent such claims can be released), the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Federal Family and Medical Leave Act (to the extent such claims can be released); and

b.              [APPLICABLE STATE(S) PROVISIONS]

c.               any other federal, state or local civil or human rights law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, implied or expressed contract, fraud, negligence, estoppel, defamation, infliction of emotional distress or other tort or common-law claim having any bearing whatsoever on the terms and conditions and/or termination of his employment with the Company including, but not limited to, any statutes or claims providing for the award of costs, fees, or other expenses, including reasonable attorneys’ fees, incurred in these matters.

Notwithstanding the foregoing release of claims in this paragraph of this Agreement:

•                  Nothing in the release of claims in this paragraph shall impact EXECUTIVE’s equity granted or purchased pursuant to the TDS Investor (Cayman) L.P. 2006 Interest Plan, as amended and/or restated from time to time.

•                  EXECUTIVE has a right to indemnification and advancement from and by the Company, to the extent in existence as of the date hereof pursuant to the Company’s by-laws, and such right to indemnification and advancement shall survive the termination of his employment in accordance with such by-laws and applicable law.

•                  The Company represents that it had Directors & Officers (“D&O”) insurance coverage, including “tail coverage”, during EXECUTIVE’s employment with the Company, and while he served as an officer for TDS Investor (Cayman) L.P and its subsidiaries, EXECUTIVE was covered under such D&O coverage for the period he served as an officer.  EXECUTIVE shall continue to be entitled to the benefits of such coverage with respect to his services performed through the Last Day of Employment, subject to the applicable terms of the applicable policies.

5.             EXECUTIVE also acknowledges that he does not have any current charge, claim or lawsuit against one or more of the Released Parties pending before any local, state or federal agency or court regarding his employment and his separation from employment. EXECUTIVE understands that nothing in this Agreement prevents him from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local agency charged with the enforcement of any employment or labor laws, although by signing this Agreement EXECUTIVE is giving up any right to monetary recovery that is based on any of the claims he has released.  EXECUTIVE also understands that if he files such a charge or complaint, he has, as part of this Agreement, waived the right to receive any remuneration beyond what EXECUTIVE has received in this Agreement.

6.             EXECUTIVE shall not seek or be entitled to any personal recovery, in any action or proceeding that may be commenced on EXECUTIVE’s behalf in any way arising out of or relating to the matters released under this Agreement.

7.             EXECUTIVE represents that he has not and agrees that he will not in any way disparage the Company or any Released Party, their current and former officers, directors and employees, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities.  Following the full execution of and the effective date of this Agreement, the Company will direct the then-current members of the Travelport Senior Leadership Team (“the SLT”) and the GTA Senior Leadership Team (“GTA SLT”) not to disparage EXECUTIVE and remind the SLT and GTA SLT of the Company’s neutral reference policy; provided, however, that the Company’s obligation under this paragraph shall not be ongoing and will be fulfilled once the Company directs the SLT and GTA SLT not to disparage EXECUTIVE and reminds them of the Company’s neutral reference policy.

8.             EXECUTIVE understands that if this Agreement were not signed, he would have the right to voluntarily assist other individuals or entities in bringing claims against Released Parties.  EXECUTIVE hereby waives that right and agrees that he will not provide any such assistance other than assistance in an investigation or proceeding conducted by the United States Equal Employment Opportunity Commission or other federal, state or local agency, or pursuant to a valid subpoena or court order.  EXECUTIVE agrees that if such a request for assistance if by any agency of the federal, state or local government, or pursuant to a valid subpoena or court order, he shall advise the Company in writing of such a request no later than three (3) days after receipt of such request.

9.             EXECUTIVE acknowledges and confirms that he has returned all Company property to the Company, including his identification card, and computer hardware and software, all paper or computer based files, business documents, and/or other records as well as all copies thereof, credit cards, keys and any other Company supplies or equipment in his possession.   Finally, any amounts owed to the Company have been paid.

10.           This Agreement is made in the State of New York and shall be interpreted under the laws of said State.  Its language shall be construed as a whole, according to its fair meaning, and not strictly for or against either party.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the General Release (as defined herein), such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.  However, if as a result of any action initiated by EXECUTIVE, any portion of the General Release (as defined herein) were ruled to be unenforceable for any reason, EXECUTIVE shall return consideration equal to the Severance Pay and Severance Benefits provided to EXECUTIVE under this Agreement.

11.           EXECUTIVE agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind, all of which the Company denies.

12.           This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

13.           This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties other than the Employment Agreement and the Management Equity Award Agreements (including without limitation the post-employment restrictive covenants contained in the Employment Agreement and the Management Equity Award Agreements), which agreements shall continue to apply in accordance with their respective terms, except to the extent otherwise specifically provided herein.

14.           EXECUTIVE agrees to cooperate with and, consistent with his other employment obligations, to make himself reasonably available to Travelport Limited and its General Counsel, the Company may reasonably request, to assist it in any matter regarding Travelport or its affiliates, subsidiaries, and predecessors, including giving truthful testimony in any potential or filed litigation, arbitration, mediation  or similar proceeding litigation involving Travelport and its affiliates, subsidiaries, and their predecessors, over which EXECUTIVE has knowledge or information.  The Company will reimburse EXECUTIVE for any and all reasonable expenses reasonably incurred in connection with EXECUTIVE’s compliance with this paragraph.

15.           In consideration for the Severance Pay and Severance Benefits being provided to EXECUTIVE pursuant to this Agreement, EXECUTIVE warrants and affirms to Travelport that he has at all times conducted himself as a fiduciary of, and with sole regard to that which is in best interests of, Travelport and its affiliates and their predecessors.  He affirms that in conducting business for Travelport and its affiliates and their predecessors, he has done so free from the influence of any conflicting personal or professional interests, without favor for or regard of personal considerations, and that he has not in any material respect violated the Travelport Code of Business Conduct & Ethics (“Travelport Code”).  Toward that end, EXECUTIVE understands that this affirmation is a material provision of this Agreement, and, should the Company reasonably determine that EXECUTIVE has engaged in material business practices inconsistent with the affirmation set forth herein then EXECUTIVE agrees that he shall have committed a material breach of this Agreement, and the Severance Pay and Severance Benefits provided to EXECUTIVE under this Agreement shall not have been earned.  In that case, EXECUTIVE shall be liable for the return of consideration equal to such payments and benefits.

THE PARTIES HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND GENERAL RELEASE AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH AGREEMENT AND GENERAL RELEASE.  EXECUTIVE UNDERSTANDS THAT THIS DOCUMENT SETTLES, BARS AND WAIVES ANY AND ALL CLAIMS HE  HAD OR MIGHT HAVE AGAINST THE COMPANY; AND HE ACKNOWLEDGES THAT HE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT.  HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO

RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH 2 ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE.  IF THIS DOCUMENT IS RETURNED EARLIER THAN 21 DAYS FROM THE LAST DATE OF EMPLOYMENT, THEN EXECUTIVE ADDITIONALLY ACKNOWLEDGES AND WARRANTS THAT HE HAS VOLUNTARILY AND KNOWINGLY WAIVED THE 21 DAY REVIEW PERIOD, AND THIS DECISION TO ACCEPT A SHORTENED PERIOD OF TIME IS NOT INDUCED BY THE COMPANY THROUGH FRAUD,MISREPRESENTATION, A THREAT TO WITHDRAW OR ALTER THE OFFER PRIOR TO THE EXPIRATION OF THE 21 DAYS, OR BY PROVIDING DIFFERENT TERMS TO EMPLOYEES WHO SIGN RELEASES PRIOR TO THE EXPIRATION OF SUCH TIME PERIOD.

THEREFORE, the parties to this Agreement and General Release now voluntarily and knowingly execute this Agreement.

EXECUTIVE

Signed and sworn before me this day of ,

Notary Public
TRAVELPORT LIMITED

By:
Name:
Title:

Signed and sworn to before me this day of ,

Notary Public

TRAVELPORT OPERATIONS, INC.

By:
Name:
Title:

Signed and sworn to before me this day of ,

Notary Public

PERSONAL STATEMENT OF TERMINATION BENEFITS

Date: MONTH DAY, YEAR

EXECUTIVE NAME:	NAME
(“you” or “EXECUTIVE”)

LAST DAY OF EMPLOYMENT:	MONTH DAY, YEAR

ACCRUED RIGHTS:

As set forth as Section 7(c)(iii)(A) and Section 7(a)(iii)(A)-(D) of the Employment Agreement, you will receive the following basic benefits following the termination of your employment:

•                  Base Salary through your Last Day of Employment;

•                  Any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 of the Employment Agreement (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

•                  Reimbursement of unreimbursed business expenses pursuant to Travelport policy; and

•                  Employee Benefits pursuant to employee benefit plans of the Company through the Last Day of Employment.

PRO RATA PORTION OF [YEAR/PORTION OF YEAR] BONUS:

Pursuant to Section 7(c)(iii)(B) of the Employment Agreement, you will receive the following benefit following the termination of your employment:

A pro rata portion of any Annual Bonus, if any, that you would have been entitled to receive pursuant to Section 4 of the Employment Agreement in such year based upon the percentage of the fiscal year that shall have lapsed through the Last Day of Employment (and for which you have not already received an Annual Bonus), payable when the [YEAR/PORTION OF YEAR] bonus would have otherwise been payable to you pursuant to Section 4 of the Employment Agreement had your employment not been terminated.

SEVERANCE PAY (“Severance Pay”):

Pursuant to and subject to Section 7(c)(iii)(C) of the Employment Agreement, you will receive the following payments following the termination of your employment:

Payment of two (2) times the sum of both the Base Salary and Annual Bonus at Target (“Severance Pay”), to be paid as follows: (1) one third (33.3%) of the Severance Pay in a lump sum as soon as practicable following the effective date of the General Release, but no later than thirty (30) days after the execution of the General Release; (2) one third (33.3%) of the Severance Pay in a lump sum in the pay period occurring closest to the one hundred eightieth (180th) day (“Second  Severance Payment Date”), whether occurring before or after the Second  Severance Payment Date, following the termination of Executive’s employment; and (3) the final one third (33.3%) of the Severance Pay in a lump sum in the  pay period occurring closest to the three hundred sixty-fifth (365th) day (“Third  Severance Payment Date”), whether occurring before or after the Third  Severance Payment Date, following the termination of Executive’s employment.   For the avoidance of doubt, you will not be an employee of the Company during the salary continuation period or with respect to any of these payments and thus will not be eligible for the benefits that employees are eligible to receive, including without limitation participation in the Travelport Americas, LLC Employee Savings Plan (“the 401(k) Plan”) and the Travelport Americas, LLC Officer Deferred Compensation Plan (“the Deferred Compensation Plan”).

SEVERANCE BENEFITS (“Severance Benefits”):

Pursuant to and subject to Section 7(c)(iii)(C) of the Employment Agreement, you will receive the following payments and benefits following the termination of your employment:

HEALTH AND WELFARE BENEFITS:

Continued participation for twenty-four (24) months at active employee rates.  This period shall run concurrently with COBRA.  To the extent that these benefits are taxable to you under Section 105(h) of the Internal Revenue Code, the Company will provide a gross-up to you to cover any taxes due from you on such benefits.

INSURANCE BENEFITS:

A lump sum payment that, after applicable taxes and deductions, is equivalent to the value of twenty-four (24) months of Company’s portion of the life insurance program provided by the Company to you as of the date of this Agreement and General Release.  The amount of this payment will be determined as of your Last Day of Employment and will be paid in a lump sum as soon as practicable following the effective date of this Agreement and General Release, but no later than sixty (60) days after the Last Day of Employment.

FINANCIAL PLANNING BENEFITS:

Continued participation for twenty-four (24) months following your Last Day of Employment.  The Company shall gross-up any payments on such benefits that are taxable to you.

EXECUTIVE CAR PROGRAM:

A lump sum payment that, after applicable taxes and deductions, is equivalent to the value of twenty-four (24) months of future participation in the Executive Car Program.  The amount of this payment will be determined as of your Last Day of Employment and will be paid in a lump sum as soon as practicable following the effective date of this Agreement and General Release, but no later than sixty (60) days after the Last Day of Employment.  After your participation in the Executive Car Program ceases effective as of your Last Day of Employment, you will have the option to purchase the car assigned to you for fair market value; provided that you pay all incremental costs incurred by the Company as a result of such assignment.  In the event that you do not purchase the car assigned to you under the Executive Car Program on or before the Last Day of Employment, you shall return such car as directed by the Company or its agents.

LAPTOP COMPUTER:

At your option, the sale to you, on or about the time of your Last Day of Employment, with the ownership interest in the [MAKE AND MODEL NUMBER] laptop computer that the Company has assigned to you, Serial Number [XXXXXXX], as of the date of this Agreement and General Release, (“the Laptop”), for fair market value pursuant to the Company’s policy.  You shall provide the Company with reasonable advance written notice prior to your Last Day of Employment as to whether you wish to purchase the Laptop.  The ownership interest in the Laptop shall be transferred only after the Company has removed all confidential and proprietary information from the computer and taken any other measures it deems necessary to protect its interests.  The Company shall deduct the amount due for the cost of the Laptop from the Severance Pay.

Unless otherwise defined herein, all capitalized terms set forth above shall have the meaning set forth in the Employment Agreement.   In the event of Executive’s death or disability after the Last Day of Employment, Executive’s estate and beneficiaries, as applicable, shall receive the pay and benefits (or remaining portion thereof) the set forth in this Personal Statement of Termination Benefits, subject to Executive’s (or his estate’s) execution, delivery, and non-revocation of the General Release within the applicable time period.

POST-EMPLOYMENT RESTRICTIVE COVENANTS (as set forth in Employment Agreement and Management Equity Award Agreements):

Non-competition:	Two (2) years from Last Day of Employment
Non-solicitation of clients and employees:	Two (2) years from Last Day of Employment
Confidential Information:	No time limit
Intellectual Property:	No time limit

For the avoidance of doubt, the term “affiliates” in the post-employment restrictive covenants in the Employment Agreement and your Management Equity Award Agreements only include entities owned by The Blackstone Group to the extent such entities are engaged in the same businesses of Travelport Limited and its subsidiaries as of the Last Day of Employment.

EQUITY:

You will remain the owner of certain Class A-2 Interests, subject to the terms of the applicable Management Equity Award Agreements (including any amendments thereto), the TDS Investor (Cayman) L.P. Agreement of Limited Partnership (as amended and/or restated from time to time), the TDS Investor (Cayman) Interest Plan (as amended and/or restated from time to time), and any other definitive documentation entered into by you and TDS Investor (Cayman) L.P. regarding your Travelport equity.

TAX ISSUES:

As set forth in Section 11(g) of the Employment Agreement, this Personal Statement of Termination Benefits is intended to comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and regulations promulgated thereunder.  To the extent that any provision in this Agreement and General Release is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments under this Agreement and General Release shall not be subject to an excise tax under Section 409A. Notwithstanding anything contained in this Agreement and General Release to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees”, any payment on account of your separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until no later than the first full pay period following the first business day of the seventh month following your separation from service.  In addition, notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with the Company for purposes of causing any amount due under this Agreement and General Release to be made unless you would be considered to have incurred a “termination of employment” from the Company and its affiliates within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).  All amounts provided above will be subject to applicable taxes, deductions and withholding.